NEWS RELEASE

FOR IMMEDIATE RELEASE

For more information, please contact:
Ernest J. Sewell, President & Chief Executive Officer
Pressley Ridgill, Executive Vice President
336-342-3346

                FNB Financial Services Corporation Will Relocate
                   Headquarters to Greensboro, North Carolina

REIDSVILLE, NC -- (December 2, 2003) -- Officials of FNB Financial Services Corporation (NASDAQ/NMS: FNBF) announced today they will relocate their holding company headquarters from Reidsville to Greensboro around the end of the first quarter in 2004. With total assets exceeding $760 million, FNBF will be the largest holding company for a commercial bank headquartered in Greensboro.

     FNB Financial Services Corporation is the parent company of FNB Southeast, a North Carolina chartered commercial bank. Two subsidiaries operate under FNB
Southeast: FNB Southeast Mortgage Corporation and FNB Southeast Investment Services, Inc. FNB Southeast operates banking branches, along with additional mortgage and investment services offices in North Carolina and Virginia. These offices extend from Ocean Isle, NC to Manassas, VA near Washington, DC.

     The move will initially involve approximately 30 employees. The FNB headquarters will eventually occupy 25,000 square feet in Highwoods Park at Jefferson Village on New Garden Road. In addition to corporate personnel, employees of the FNB Southeast commercial lending group as well as the retail and wholesale mortgage operations and investment subsidiary will also be located in this building.

     In explaining the headquarters relocation, Ernest J. Sewell, President and CEO of the holding company and the 93-year old bank, commented, "Greensboro is a major financial center accessible to financial analysts, key brokers and investors who follow our progress. The move will give us greater access to financial markets and help our people reach a larger customer base. We also plan to expand our existing banking, mortgage and investment services in Greensboro and Guilford County."

     Support and operations activities for FNB Southeast, however, will remain centered in Reidsville, Sewell stated. "Our commitments to Reidsville and Rockingham County remain firm. We consider Reidsville to be the center of our heritage and our operations center, and it will remain so." He noted that over the past nine years FNB Southeast assets have grown more than 350 percent and the company now employs about 250 in North Carolina and Virginia.


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     "This growth is positive for Reidsville and Rockingham  County,  because as the organization continues to expand we expect our operations center in Reidsville to grow and create additional employment opportunities for the area," said Sewell. "That is why we plan a $700,000 renovation of the operations facility during 2004. In 2003 we invested more than $675,000 to expand our Freeway Drive branch office in Reidsville." He said that six other FNB Southeast branches in Rockingham County are also growing.

FNB Southeast currently has three bank branches in Greensboro, at 4638 Hicone Road, 2132 New Garden Road and 3202 Randleman Road. In November, a new Greensboro-based wholesale mortgage operation was opened in temporary office space at 7025 Albert Pick Road, Suite 101. Additionally, mortgage and investment services are provided at all of the FNB office locations.

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